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                                                              EXHIBIT 99.(c)(5)



                LETTERHEAD OF SCHNITZER STEEL INDUSTRIES, INC.

[LOGO]

                                                              November 13, 1996



BY FACSIMILE


Mr. Bruce Wilkerson
Proler International Corp.
4265 San Felipe, Suite 900
Houston, TX  77027


       Re:  Agreement and Plan of Merger (the "Agreement")
       ---------------------------------------------------

Dear Bruce:

         Schnitzer Steel Industries, Inc. and PIC Acquisition Corporation (collectively, "Schnitzer") hereby give notice to Proler International Corp. ("Proler") that Schnitzer (1) waives the "Offer Conditions" (as such term is defined in Annex A to the Agreement) set forth in Section 2(vi) and (viii) of Annex A, (2) waives the "Offer Condition" set forth in Section 2(ix) of Annex A with respect to all conditions in existence as of this date, (3) waives the condition set forth in Section 5.1.4 of the Agreement, (4) waives its right to terminate the Agreement pursuant to Section 6.2.1 for breaches by Proler of any of its representations or warranties in the Agreement, and (5) waives its right to terminate the Agreement pursuant to Section 6.2.1 for any defaults by Proler to date in its observance or performance of any of its covenants or agreements under the Agreement; PROVIDED, HOWEVER, that Schnitzer's waiver of said conditions and termination rights is contingent upon the determination by Proler's board of directors that Schnitzer's offer to purchase Proler's common stock, with the waiver of the foregoing conditions, is superior to the offer made by Hugo Neu Corporation ("Hugo Neu"), as amended by Hugo Neu's letter to Proler dated November 13, 1996.

         We look forward to the prompt termination of the Hart-Scott-Rodino Act waiting period and the closing of the transaction.


                                           Very truly yours,


                                           /s/ Robert W. Philip

                                           Robert W. Philip
                                           President


cc: Ms. Kathleen Kopp